EXHIBIT 2.1

Andrew T. Solomon (AS 9200) Gretchen S. Silver (GS 1534) SULLIVAN & WORCESTER LLP 1290 Avenue of the Americas, 29th Fl. New York, NY 10104 (212) 660-3000 Attorneys for Plaintiff
UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
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PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD., a company registered under the laws of the British Virgin Islands, Plaintiff, -against- AMEREX GROUP, INC., a Delaware corporation, Defendant.	: : : : : : : x	08-CIV-5643 (SAS) DEFAULT JUDGMENT ECF CASE

THIS CAUSE, having been brought before the Court by way of the motion of plaintiff, Professional Offshore Opportunity Fund, Ltd. (“PROOF”), through its counsel Sullivan & Worcester LLP, seeking entry of default judgment pursuant to Rule 55(b)(2) of the Federal Rules of Civil Procedure against defendant Amerex Group, Inc. (“Amerex”); the Summons and Complaint having been served on Amerex on June 24, 2008; proof of service on Amerex having been filed on June 27, 2008; PROOF having moved for a default judgment, which motion was served on Amerex, and Amerex having failed to respond to the motion; the Court having considered PROOF’s submissions; and for good cause having been shown, it is hereby

ORDERED that PROOF’s motion for default judgment pursuant to Rule 55(b)(2) of the Federal Rules of Civil Procedure is hereby granted; and it is further

ORDERED that default judgment is entered against defendant Amerex Group, Inc. in the amount of $1,577,231.51 as of July 24, 2008 with an additional $867.12 per day thereafter until the judgment is entered.  The calculation of the judgment is as follows:

A. Principal amount due under the Note: $750,000;

B. Capital Utilization Fees due under the Note: $75,000;

C. Post-default interest on the Principal and Capital Utilization Fees totaling $825,000 at the rate of 18% per annum from April 30, 2008: $406.85 per day until the date of judgment, or $34,582.19 as of July 24, 2008;

D. Amount due for defendant’s share repurchase obligation: $700,000;

E. Interest on the amount owed for the repurchase of the shares at the default rate of 2% per month from June 20, 208 to the date of judgment: $460.27 per day until the date of judgment, or $15,649.32 as of July 24, 2008;

F. Attorneys’ fees and costs of this lawsuit and collection: $2,000.

ORDERED this judgment will bear interest at the judgment rate for the date of entry until paid; and it is further

ORDERED that PROOF shall serve a copy of this judgment on Amerex at 1105 N. Peoria Avenue, Tulsa, Oklahoma 74106 and by facsimile at 918-599-0786 no later than seven days following receipt of the judgment by PROOF’s counsel.

Dated: New York, New York August 26, 2008	/s/ SHIRA A. SCHEINDLIN THE HONORABLE SHIRA A. SCHEINDLIN United States District Judge

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